Exhibit 99.1

Ampio Pharmaceuticals, Inc. Appoints New Independent Director

GREENWOOD VILLAGE, Colo., April 14 /PRNewswire-FirstCall/ — Ampio Pharmaceuticals, Inc. (OTC Bulletin Board: AMPE, www.ampiopharma.com), today announced the appointment of Philip H. Coelho to its Board of Directors, effective immediately. With Mr. Coelho’s appointment, Ampio’s board of directors now consists of five members, two of whom are considered independent. “Phil Coelho is an invaluable addition to Ampio’s board of directors,” commented Ampio CEO Don Wingerter. “Phil not only holds over 40 U.S. patents in the areas of cryogenics, cell cryopreservation, blood protein harvesting, and surgical hemostasis, he has extensive management experience in the medical device industry – including 17 years as chairman and CEO of ThermoGenesis Corp., a leader in the design and manufacture of blood processing systems that Phil founded in 1986. And as a director of Ampio, Phil will bring his considerable experience as a member of the boards of directors of Catalyst Pharmaceutical Partners and Mediware Information Systems. We are extremely pleased that Phil has elected to join the Ampio team.”

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation and CNS disease. The product pipeline includes new uses for previously approved drugs, some of which we expect will shortly start clinical trials, and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near-term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs.

Safe Harbor Statement

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.